EXHIBIT 2
UNOCAL SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
TOGETHER WITH REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
DECEMBER 31, 2005 AND 2004

UNOCAL SAVINGS PLAN
TABLE OF CONTENTS

PAGE

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits At December 31, 2005 and 2004	2

Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2005 and 2004	3

Notes to Financial Statements	4-10

Supplemental Schedules*:

Schedule H, line 4i — Schedule of Assets (Held at End of Year) At December 31, 2005	11

Schedule H, line 4j — Schedule of Reportable Transactions For the Year Ended December 31, 2005	12

*	Supplemental schedules required by the Employee Retirement Income Security Act of 1974 that are omitted are not applicable to the Unocal Savings Plan.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of the Unocal Savings Plan:
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Unocal Savings Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets (held at end of year) at December 31, 2005 and reportable transactions for the year ended December 31, 2005 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
Los Angeles, California
July 10, 2006

Unocal Savings Plan
Statements of Net Assets Available for Benefits

	December 31,
	2005	2004

Assets:
Investments at fair value	$598,012,540	$541,258,393
Cash	29,727	344,805

Total assets	598,042,267	541,603,198

Net assets available for benefits	$598,042,267	$541,603,198

See accompanying notes to financial statements.

Unocal Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2005	2004

Additions:
Additions to net assets attributed to:
Investment income and transfers:
Net appreciation in fair value of investments	$72,586,017	$52,240,663
Interest	3,949,000	931,031
Dividends	14,439,767	8,578,162
Transfer of plan assets from Molycorp 401(k) Retirement Savings Plan	720,562	—

Total investment income and transfers	91,695,346	61,749,856

Contributions:
Participants’	40,476,653	30,821,418
Employers’	12,439,562	12,630,971

Total contributions	52,916,215	43,452,389

Total additions	144,611,561	105,202,245

Deductions:
Deductions from net assets attributed to:
Benefits paid to participants	88,162,148	53,510,189
Administrative expenses	10,344	20,620

Total deductions	88,172,492	53,530,809

Net increase	56,439,069	51,671,436

Net assets available for benefits:
Beginning of year	541,603,198	489,931,762

End of year	$598,042,267	$541,603,198

See accompanying notes to financial statements.

UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — Description of the Plan
General
     On August 10, 2005, pursuant to the Agreement and Plan of Merger, dated April 4, 2005, among Chevron Corporation (“Chevron”), Unocal Corporation (“Unocal” or the “Company”) and Blue Merger Sub Inc., a wholly owned subsidiary of Chevron, as amended July 19, 2005, Unocal Corporation merged with and into Blue Merger Sub Inc., which changed its name to Unocal Corporation thereafter. Chevron acquired 100 percent of the outstanding common shares of Unocal. All of the Unocal common stock held in the Plan was converted to Chevron common stock.
     Unocal Corporation is the parent of Union Oil Company of California which was the sponsor of the Unocal Savings Plan (the “Plan”) prior to September 29, 2005. The Plan provides for participants’ voluntary pre-tax and/or after-tax contributions. The Plan also provides for Company matching contributions of participants’ pretax contributions. Effective September 29, 2005, Chevron became the Plan sponsor, the Plan administrator, and the Named Fiduciary of the Plan. Mercer Trust Company is the trustee (“Trustee”), and its affiliate, Mercer HR Services, is the record keeper for the Plan. Mercer Trust Company holds and invests the Plan assets in accordance with the provisions of the Plan and Trust Agreement. Mercer HR Services handles the day-to-day record keeping, accounting, and administrative functions of the Plan. Putnam Fiduciary Trust Company was the trustee of the Plan prior to January 1, 2005. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a defined contribution plan. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.
     The Plan booklets dated October 1, 2005, August 2002, January 1, 2001 and May 1, 2000, constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933. The Prospectus, dated August 22, 2005, contains a summary description of contributions to the Plan, earnings on those contributions and distributions from the Plan. The Plan booklets constitute the Summary Plan Description of the Plan.
Participation
     Regular, full-time employees are eligible to participate in the Plan immediately upon employment by the Company. Part-time and temporary employees are eligible to participate following the first service year in which they complete at least 1,000 hours of service.
Contributions
     Participant Contributions — Participant contributions are voluntary and can be all pre-tax, all after-tax, or a combination of both. A participant’s total annual pre-tax contribution limit is 75 percent of the participant’s annual base pay. The pre-tax contributions are also known as “401(k) contributions”. A participant’s contributions shall not exceed the maximum amount allowed by law. A participant’s after-tax contribution limit is 15 percent of base pay. The total pre-tax contributions and after-tax contributions cannot exceed 75 percent of base pay.

UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — Description of the Plan (Continued)
     Company Matching Contributions — The Company matches employee pre-tax 401(k) contributions on a dollar for dollar basis, up to six percent of the contributing participant’s base pay in company stock.
     Prior to the Chevron merger, at its discretion, the Company directed the Trustee to purchase shares attributable to Company matching contributions either on the open market or by private purchases directly from the Company. During 2005 and prior to the Chevron merger, all purchases were on the open market. At the merger date, all Unocal shares in the Plan were converted to Chevron shares based on the conversion factor prescribed in the merger agreement.
Participant Accounts
     Each participant’s account is credited with the contributions and the respective net investment earnings or losses of the individual funds as governed by the participant’s investment selection. The benefit to which a participant is entitled is the benefit that can be provided by the participant’s vested account.
Vesting
     Participants are always 100 percent vested in participant contributions and in the dividends and interest on those contributions. Effective January 1, 2005, all persons who were employees on or after that date were immediately vested in Company contributions. For the year ended December 31, 2004, vesting in the Company contributions portion of participants’ accounts and the dividends thereon were based on years of vesting service. Participants were 100 percent vested in Company contributions and dividends thereon after two years of vesting service.
Payment of Benefits
     Following termination of employment, participants may elect to receive their account balance or defer their distribution until a later date chosen by the participant, but not beyond April 1 of the year following attainment of age 70-1/2.
     Following termination of employment, participants may receive partial withdrawals if they have attained age 55.
     The Plan allows in-service distributions of participant after-tax contributions. The Plan also allows hardship withdrawals, subject to applicable legal limitations.
Rollovers into the Plan
     The Plan will accept rollovers from the Unocal Retirement Plan and other employers’ qualified plans, subject to certain restrictions.

UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — Description of the Plan (Continued)
Loans
     All employees who are participants of the Plan and have a sufficient balance in their employee pre-tax contributions account are eligible to apply for a loan. Members borrow against their own pre-tax account balance and all payments of principal and interest are credited back to their account. Loan types available are “any reason” (except investment in registered securities); “home purchase” (for purchase of a primary residence only); and loans “forced” by a hardship withdrawal request. Repayment periods range from 1 to 15 years depending on the type of loan. The Unocal Savings Plan Loan and Hardship Withdrawal Committee determines the interest rate for loans based on appropriate market rates and applicable federal regulations. Participants are allowed to have no more than two loans at a time, with the loan amount(s) subject to the limits established by federal law. Interest rates on participant loans ranged from 5.5% to 8.75% during the years ended December 31, 2005 and 2004.
Federal Income Tax Status
     The Company obtained its latest determination letter on October 2, 2002, from the Internal Revenue Service, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (the “Code”). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
     The maximum employee pay eligible for benefit purposes under a qualified plan was $210,000 per year for 2005. If an employee’s pay exceeded $210,000, only the first $210,000 of pay was eligible for calculating employee and Company contributions.
     Federal regulations place an annual dollar limit on the amount of employee pre-tax contributions. The limit was $14,000 for 2005 and $13,000 for 2004. “Catch-up” contributions allow employees who were at least age 50 to contribute an additional pre-tax contribution of $4,000. These limits are subject to adjustment in future years, in accordance with federal regulations. If pre-tax contributions reach the annual limit before year-end, they are suspended for the balance of the year. The Company matching contributions are also suspended if the annual limit is reached before year-end.
     Withdrawals from the Plan are generally subject to federal income tax. Also, in-service withdrawals and withdrawals following termination of employment prior to retirement may be subject to a 10 percent federal income tax penalty. Retiring employees and former employees who are at least age 55 may make a withdrawal from their plan account without a tax penalty.

UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — Description of the Plan (Continued)
Plan Amendment or Termination
     The Company expects to continue the Plan indefinitely, but as future conditions cannot be foreseen, the Company may at any time or from time to time amend or terminate the Plan in whole or in part. In the event of termination, participants are already fully vested in their individual accounts, and the net assets of the Plan must be allocated among the participants and beneficiaries of the Plan in the order provided by ERISA. The Company has no present intent to discontinue the Company matching contributions or to terminate the Plan. See Note 6 — Subsequent Event regarding the merging of the Plan with and into the Chevron Employee Savings Investment Plan.
Plan Merger
     Effective December 31, 2005, the Molycorp, Inc. 401(k) Retirement Savings Plan was merged into the Plan. Molycorp, Inc. is an indirect wholly owned subsidiary of the Company. All assets were transferred in December 2005 and totaled $720,562.
NOTE 2 — Summary of Significant Accounting Policies
Basis of Accounting
     The accompanying financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. In addition, the following accounting policies are applied:
a.	Purchases and sales of Unocal and/or Chevron common stock:

During normal trading by participants, the Trustee will aggregate all participant directed stock trades throughout the day into batches and will go to market to execute the transactions in each batch up to nine times per day.

During abnormal conditions or heavy trading by participants, the Trustee may not be able to execute and complete participant directed trades on the same day without affecting the share price. The Trustee is authorized, at its discretion, to buy or sell a portion of the trades during the next day or days. Participants receive the market price for all purchases or sales calculated for the batch in which their shares are included.

b.	Dividend income is recorded on the ex-dividend date.

c.	Interest income is recorded as earned on the accrual basis.

d.	Benefits are recorded when paid.

UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 2 — Summary of Significant Accounting Policies (Continued)
Basis of Accounting (Continued)
e.	The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.
Valuation of Investments
     The Plan’s investments are stated at fair value. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. The Unocal and Chevron common stock was valued at the closing price as reported for the New York Stock Exchange Composite Transactions at December 31, 2005 and 2004, as applicable. Investments in common trust funds are valued based on information provided by the Plan’s various investment funds at the net unit value of the shares held by the Plan at year-end. Participant loans are valued at their outstanding balances, which approximate fair value.
Use of Estimates in Preparation of the Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of changes in net assets during the reporting periods. Actual results could differ from those estimates.
Risks and Uncertainties
     The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term, and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 3 — Investments
     The following table presents investments that represent 5 percent or more of the Plan’s net assets available for benefits:

	December 31,
Shares in thousands	2005	2004

Putnam Money Market Fund 134,993 and 60,096 shares, respectively	$134,993,293	$60,095,673

Chevron Common Stock 1,839 and 0 shares, respectively	104,417,407	—

Putnam S&P500 Index Fund 2,552 and 2,932 shares, respectively	82,092,649	90,091,878

George Putnam Fund of Boston 1,897 and 2,019 shares, respectively	34,086,640	36,559,392

Vanguard Windsor II Fund 599 and 682 shares, respectively	33,334,713	24,376,246

Putnam New Opportunities Fund 0 and 682 shares, respectively	—	29,227,358

Unocal Common Stock 0 and 3,601 shares, respectively	—	155,712,297

     The following is the net appreciation (depreciation) in investments by investment category for the years ended:

	December 31,
	2005	2004

Mutual funds	$1,721,971	$16,040,895
Common or collective trusts	4,071,769	9,118,976
Common stock — Unocal	84,378,555	27,080,792
Common stock — Chevron	(17,586,278)	—

	$72,586,017	$52,240,663

Nonparticipant-Directed Contributions
     The nonparticipant-directed transactions consist of Company contributions of $12,439,562 and $12,630,971 for the years ended December 31, 2005 and 2004.
     Once the Company purchases the common shares attributable to its matching contributions, the participant immediately has the option to sell and transfer that portion out of Unocal or Chevron common stock into any other investment offered in the Plan, or leave it invested in common stock. The activity subsequent to the Company’s contribution is at the participant’s direction.

UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 4 — Forfeitures by Members
     At December 31, 2005 and 2004 forfeited non-vested accounts totaled $436,492 and $225,944, respectively. These accounts will be used to reduce future employer contributions. Also, in 2005 and 2004, employer contributions were reduced by $160,100 and $137,640 from forfeited non-vested accounts, respectively.
NOTE 5 — Parties-in-interest
     In 2004, certain of the Plan’s investments were shares of mutual funds managed by a former trustee. Therefore, these transactions qualified as party-in-interest transactions for which a statutory exemption exists. Fees paid by the Plan for investment management services are included in the net asset value of the shares of the mutual funds; other fees paid by the Plan are disclosed on the face of the statement of changes in net assets available for benefits for the years ended December 31, 2005 and 2004.
     The Company, who also qualifies as a party-in-interest, absorbed certain administrative expenses of the Plan. Such transactions with the Company qualify for a statutory exemption. The Plan also purchased and sold Unocal and Chevron common stock as follows and such transactions qualify for a statutory exemption.

	Year Ended December 31
	2005		2004
	Purchased	Sold	Purchased	Sold

Unocal Common Stock	$24,297,586	$164,388,438	$26,456,017	$77,046,701
Chevron Common Stock	$32,735,825	$43,467,966	—	—
NOTE 6 — Subsequent Event
     On June 28, 2006, the Plan merged with and into the Chevron Employee Savings Investment Plan. The Vanguard Group provides the investment management, recordkeeping, education and advice services for the Chevron Employee Savings Investment Plan.

UNOCAL SAVINGS PLAN
Schedule H, line 4i — Schedule of Assets (Held at End of Year)**
At December 31, 2005

(a)	(b)	(c)	(d)	(e)
	Identity of Issue,	Description of Investment,
	Borrower, Lessor	Including Maturity Date, Rate of
	or Similar Party	Interest, Collateral, Par, or Maturity Value	Cost	Current Value

*	Chevron Corporation	1,839,306 shares, Common Stock		$104,417,407
	Putnam S&P 500 Index Fund	2,551,839 shares, Common Collective Trust		82,092,649
	Putnam Money Market Fund & Money Market Fund-SDB	139,810,349 shares, Money Market Fund		139,810,349
	George Putnam Fund of Boston	1,896,864 shares, Mutual Fund		34,086,640
	Artisan Mid Cap Fund	286,082 shares, Mutual Fund		8,845,661
	Vanguard Windsor II Fund	599,330 shares, Mutual Fund		33,334,713
	Putnam Voyager Fund	1,027,845 shares, Mutual Fund		18,449,817
	Putnam International Equity Fund	807,370 shares, Mutual Fund		21,225,748
	Putnam Bond Index Fund	1,345,229 shares, Common Collective Trust		19,290,579
	Royce Opportunity Fund	1,446,981 shares, Mutual Fund		17,855,748
	Allianz OCC Renaissance Fund	471,368 shares, Mutual Fund		10,370,106
	Wells Fargo Small Cap Opportunities Fund	846,617 shares, Mutual Fund		27,811,380
	Vanguard Life Strategy Moderate Growth Fund	1,053,724 shares, Mutual Fund		19,462,281
	Vanguard Life Strategy Growth Fund	789,039 shares, Mutual Fund		16,569,826
	Vanguard Life Strategy Income Fund	784,875 shares, Mutual Fund		10,587,965
	Vanguard Life Strategy Conservative Growth Fund	464,334 shares, Mutual Fund		7,192,531
	Putnam Investments	Brokerage Securities		19,721,929
		19,721,929 shares
*	Participant Loans	General loan term varies
		up to 5 years; primary
		residence loan varies up to 15 years;
		interest rates 5.5% to 8.75%		6,887,211

		Total assets held for investment purposes		$598,012,540

*	Sponsor and employer, or participant, and therefore, a party-in-interest for which a statutory exemption exists.

**	Under ERISA, an asset held for investment purposes is any asset held by the Plan on the last day of the Plan’s fiscal year or acquired at any time during the Plan’s fiscal year and disposed of at any time before the last day of the Plan’s fiscal year, with certain exceptions.

UNOCAL SAVINGS PLAN
Schedule H, line 4j — Schedule of Reportable Transactions (1)
Year Ended December 31, 2005

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Description of Assets (including
	Interest Rate And Maturity in Case of			Lease	Expense Incurred		Current Value of Asset on
Identity of Party Involved	a Loan)	Purchase Price	Selling Price	Rental	With Transaction	Cost of Asset	Transaction Date	Net Gain

Unocal Corporation (2)	Common Stock	$24,297,586				$24,297,586	$24,297,586
	(239 transactions)

Unocal Corporation (2)	Common Stock		$164,388,438			$130,920,683	$164,388,438	$33,467,755
	(456 transactions)

Chevron Corporation (2)	Common Stock	$32,735,825				$32,735,825	$32,735,825
	(130 transactions)

Chevron Corporation (2)	Common Stock		$43,467,966			$39,399,090	$43,467,966	$4,068,876
	(238 transactions)

(1)	Under ERISA, a reportable transaction is defined as a transaction or series of transactions during the Plan year that involves more than 5 percent of the fair value of the Plan’s net assets at the beginning of the Plan year, with certain exceptions.

(2)	Sponsor and employer and, therefore, a party-in-interest for which a statutory exemption exists.